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                                                                    Exhibit 12
                                  HECLA MINING COMPANY

                         FIXED CHARGE COVERAGE RATIO CALCULATION

           For the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the three months ended December 31, 1997 and 1998
                             (In thousands, except ratios)

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                                                                                             4th Qtr    4th Qtr
                                       1994       1995       1996       1997       1998       1997       1998
                                     ---------  ---------  ---------  --------   ---------  ---------  ---------
Net income (loss) before income
taxes and extraordinary item         $ (24,248) $(101,410) $ (31,667) $  1,414   $  (1,216) $  (4,479) $  (6,122)

Add:  Fixed Charges                     10,857     10,551     11,651    11,126      11,384      2,655      2,876
Less:  Capitalized Interest             (1,751)    (1,516)    (2,360)     (806)       (959)      (197)        (9)
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) before
income taxes and
  extraordinary item                 $ (15,142) $ (92,375) $ (22,376) $  11,734  $   9,209  $  (2,021) $  (3,255)
                                     =========  =========  =========  =========  =========  =========  =========

Fixed charges:
Preferred stock dividends            $   8,050  $   8,050  $   8,050  $   8,050  $   8,050  $   2,012  $   2,012
Interest portion of rentals                166        541        543        614         73        111         10
Interest expense                         2,606      1,960      3,058      2,462      3,261        532        854
Amortization of LYONs                       35        - -        - -        - -        - -        - -        - -
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

Total fixed charges                  $  10,857  $  10,551  $  11,651  $  11,126  $  11,384  $   2,655  $   2,876
                                     =========  =========  =========  =========  =========  =========  =========

Fixed Charge Ratio                         (a)        (a)        (a)       1.05        (a)        (a)        (a)

Inadequate coverage                  $  25,999  $ 102,926  $  34,027  $     - -  $   2,175  $   4,676  $   6,131
                                     =========  =========  =========  =========  =========  =========  =========

Write-downs and other noncash charges:
DD&A(b) (mining activity)            $  14,233  $  23,462  $  20,451  $  21,009  $  22,206  $   5,872  $   6,354
DD&A(b) (corporate)                        524        367        338        311        389         78         96
Provision for (benefit from)
 closed operations                      11,353      4,615     22,806       (724)       734       (963)       271
Reduction in carrying value of
 mining properties                       7,864     97,387     12,902        715        - -        715        - -
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                     $  33,974  $ 125,831  $  56,497  $  21,311  $  23,329  $   5,702  $   6,721
                                     =========  =========  =========  =========  =========  =========  =========


(a) Earnings for period inadequate to cover fixed charges.

(b) "DD&A"  is an abbreviation for "depreciation, depletion and amoritization."
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